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Chs90353.rmb                                                        EXHIBIT 4(a)
5/07/02

                              AMENDED AND RESTATED
                             REIMBURSEMENT AGREEMENT

         Reimbursement Agreement, dated as of April 30, 2002, is made by SIFCO INDUSTRIES, INC., an Ohio corporation (the "Company"), having its principal office in Cleveland, Ohio, in favor of NATIONAL CITY BANK, a national banking association, having its principal office at Cleveland, Ohio (the "Bank").

         WHEREAS, the Company has requested the Hillsborough County Industrial Development Authority (the "Issuer") to finance, pursuant to a Loan Agreement dated as of May 1, 1998 (the "Loan Agreement") between the Issuer and the Company, the cost of equipping and expanding a manufacturing facility pursuant to the Trust Indenture dated as of May 1, 1998 (the "Indenture"), between the Issuer and National City Bank, as Trustee (the "Trustee"), by the issuance of Four Million One Hundred Thousand and No/100ths Dollars ($4,100,000.00) principal amount of Hillsborough County Industrial Development Authority Industrial Development Variable Rate Demand Revenue Bonds, Series 1998 (Sifco Industries, Inc. Project) (the "Bonds"); and

         WHEREAS, the Company has requested from the Issuer that upon the issuance of the Bonds, that such Bonds be immediately sold under a Bond Purchase Agreement (the "Bond Purchase Agreement") between the Issuer, the Company and NatCity Investments, Inc. as the Underwriter; and

         WHEREAS, the Company and NatCity Investments, Inc. (the "Remarketing Agent") are entering into a certain Remarketing Agreement, dated as of May 1, 1998 (the "Remarketing Agreement") pursuant to which the Remarketing Agent has agreed to act as "Remarketing Agent" in respect to the Bonds; and

         WHEREAS, under the Indenture, the Issuer has assigned to the Trustee certain of the Issuer's rights under the Loan Agreement together with the right to receive payments thereunder;

         WHEREAS, to secure its obligations to the Bank, the Company has granted, and has caused Sifco Turbine Components Services, an Ohio partnership, whose general partners are wholly owned subsidiaries of the company, to grant, a lien upon and security interest in, certain equipment owned by them pursuant to a Security Agreement dated as of May 1, 1998 (the "Security Agreement") and has caused Sifco Turbine Component Services to grant a lien on certain real property pursuant to an Open End Mortgage, Security Agreement and Assignment of Rents and Leases dated as of May 1, 1998 (the "Mortgage"); and

         WHEREAS, the Bank has issued an irrevocable letter of credit in favor of the Trustee, in the form of Annex 1 hereto (the "Letter of Credit") in an amount not exceeding Four Million

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Two Hundred Twenty Five Thousand Two Hundred Eighty and No/100ths Dollars
($4,225,280), (the "Letter of Credit Commitment").

         NOW, THEREFORE, in consideration of the premises and in order to induce the Bank to issue the Letter of Credit, the Company and the Bank hereby agree as follows:

         SECTION 1. DEFINITIONS. In addition to the terms heretofore defined, the following terms shall have the meaning provided below.

         "AGREEMENT" means this Reimbursement Agreement as the same may be amended from time to time.

         "BANK'S INTEREST RATE" means, with respect to any unreimbursed B Drawing until the date of reimbursement, a rate of interest equal to the Bank's Prime Rate, changing when and as the Prime Rate changes, computed, in on the amount of unreimbursed B Drawings from time to time outstanding calculated on the basis of a 360-day year and on actual days elapsed;

         "BONDS" shall mean the Hillsborough County Industrial Development Authority Industrial Development Variable Rate Demand Revenue Bonds, Series 1998 (Sifco Industries, Inc. Project).

         "BOND LEGISLATION" means the resolution enacted by the Issuer authorizing the issuance of the Bonds.

         "BOND PLEDGE AGREEMENT" shall mean that certain agreement, dated as of May 1, 1998, between the Bank, the Company, and the Trustee, pursuant to which the Company has pledged to the Bank Drawing Bonds which the Trustee will hold for the benefit of the Bank.

         "BUSINESS DAY" means any day other than a Saturday or Sunday or holiday, or other day on which banks located in the city or cities in which the principal corporate trust office of the Trustee, the principal office of the Remarketing Agent or the principal office of the Letter of Credit Bank are authorized or required to close for general banking business or on which The New York Stock Exchange is closed.

         "COMMITMENT FEE" means the fee payable by the Company pursuant to
         Section 2(a) hereof.

         "DATE OF ISSUANCE" means the date of issuance of the Letter of Credit.

         "DRAWING" means any "A Drawing", "B Drawing" or "C Drawing".



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         "A DRAWING" shall mean a drawing made by sight draft accompanied by a certificate in the form of Exhibit A to Annex 1 hereto to pay the interest payments due on the Bonds.

         "B DRAWING" means a drawing made by a sight draft accompanied by a certificate in the form of Exhibit B to Annex 1 hereto to pay a portion of the purchase price of the Bonds corresponding to the principal amounts of the Bonds being purchased pursuant to the exercise of a "put" by a holder of the Bonds pursuant to the Indenture, provided, however, that Bonds "put" by a holder, which Bonds shall also be redeemed by the Trustee as part of any redemption, shall not be subject to a B drawing and shall not become Drawing Bonds.

         "C DRAWING" means a drawing made by sight draft accompanied by a certificate in the form of Exhibit C to Annex 1 hereto to pay the portion of the redemption price of Bonds corresponding to the principal amount of such Bonds redeemed by the Issuer pursuant to the Indenture and delivered to the Trustee for cancellation, or to pay the principal portion of the Bonds at their stated maturities or upon acceleration of payments due on such Bonds pursuant to the Indenture.

         "DRAWING BONDS" means Bonds purchased by the Company, or by the Trustee for the account of the Company, pursuant to the Bond Pledge Agreement with the proceeds of a drawing on the Letter of Credit by means of a B Drawing.

         "EVENT OF DEFAULT" shall mean the occurrence of any of the events specified in Section 8 hereof and the passage of any period of grace as specified by Section 8.

         "EXPIRATION DATE" means MAY 16, 2004 (which date is the "STATED EXPIRATION DATE"), or such other date as may be established pursuant to
         Section 18 hereof.

         "FUNDED INDEBTEDNESS" means indebtedness, in excess of $50,000, which matures or which (including each renewal or extension, if any, in whole or in part) remains unpaid more than twelve (12) months after the date originally incurred.

         "INDENTURE" means the Trust Indenture under which the Bonds are being issued, as the same may be duly amended or supplemented in accordance with the provisions thereof.

         "INTEREST PAYMENT DATE" means an Interest Payment Date for the Bonds as defined by the Indenture.

         "INTEREST PORTION" means the Interest Portion of the Stated Amount of the Letter of Credit as provided in Section 3(a) hereof, as it may be reduced or reinstated from time to time as provided by Section 15 hereof.


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         "LETTER OF CREDIT" means the Bank's letter of credit to be issued in the form of Annex 1 to this Agreement.

         "LETTER OF CREDIT COMMITMENT" means the Bank's commitment to issue the Letter of Credit in the Stated Amount.

         "LETTER OF CREDIT DOCUMENTS" means this Agreement, the Letter of Credit, the Mortgage, the Security Agreement, the Bond Pledge Agreement or any instrument or agreement relating to or supplementing any of the foregoing.

         "PERSON" means an individual, corporation, partnership, joint venture, trust or unincorporated organization, a government or any agency or political subdivision thereof and other legal entities.

         "POTENTIAL EVENT OF DEFAULT" shall mean an event which but for the lapse of time or the giving of notice or both would constitute an Event of Default under Section 8 hereof.

         "PRETAX INTEREST COVERAGE RATIO" means net income plus net interest expense plus federal, state and local taxes accrued arriving at net income DIVIDED BY net interest expense.

         "PRIME RATE" means that rate of interest publicly announced, from time to time, in Cleveland, Ohio, by National City Bank, as its "Prime Rate".

         "PRINCIPAL PORTION" means the Principal Portion of the Letter of Credit as provided by Section 3(a) hereof, which may be reduced or reinstated from time to time as provided by Section 15 hereof, or by the terms of the Letter of Credit.

         "REMARKETING AGENT" means the Remarketing Agent appointed in accordance with the Indenture, initially, NatCity Investments, Inc. and any successors thereto as determined or designated under or pursuant to the Indenture.

         "STATED AMOUNT" means the maximum aggregate Stated Amount of the Letter of Credit as provided in Section 3(a) hereof, which may be reduced from time to time as provided in Section 15 hereof, or by the terms of the Letter of Credit.

         "TENDER AGENT" means the Trustee.

         "TERMINATION DATE" means the date on which the Trustee's right to draw under the Letter of Credit terminates, determined as provided by the Letter of Credit and described as the Stated Expiration Date therein.


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         "TRANSACTION DOCUMENTS" means the Bonds, the Indenture, the Loan
         Agreement, the Remarketing Agreement, or any other instrument or agreement relating to or supplementing any of the foregoing.

         "TRUSTEE" means National City Bank, of Cleveland, Ohio, as Trustee, or any successor Trustee under the Trust Indenture.

         The terms "hereof", "hereby", "hereto", "hereunder" and similar terms mean this Agreement, and the term "heretofore" means before, and the term "hereafter" means after, the effective date hereof.

         SECTION 2. COMMITMENT FEE; AMOUNTS PAYABLE IN RESPECT OF A DRAWING; OTHER FEES.

         (a) The Company agrees to pay to the Bank a Commitment Fee with respect to the issuance and maintenance of the Letter of Credit from the Date of Issuance to and including the Termination Date. The Commitment Fee shall be calculated on a 360 day basis and payable as follows: (x) the Commitment Fee is payable annually in advance on each May 1st through the Termination Date; (y) the Commitment Fee shall be calculated on the Stated Amount in effect (the then maximum amount that the Trustee is capable of drawing), including any amounts which are reinstatable on such date, and taking into account any principal redemption payments on the date the Commitment Fee is payable, at the rate of one and one quarter percent (1.25%) per annum for the first year and each year thereafter in accordance with the schedule set forth below. If the Termination Date shall occur prior to the Stated Expiration Date set forth in the Letter of Credit, the Company shall have no obligation to pay a Commitment Fee after the Termination Date. The Company shall not be entitled to a rebate of any portion of the Commitment Fee paid to the Bank.

                  PRETAX INTEREST COVERAGE           ANNUAL COMMITMENT FEE

                  >10x                                        1.00%
                  >7.5x - 10x                                 1.25%
                   2.5x - 7.5x                                1.50%

         (b) In the event of any "A Drawing" or "C Drawing" the Company shall on the date of such Drawing pay to the Bank a sum equal to the amount of such Drawing plus a draw fee in the amount of two hundred dollars ($200.00). Draw fees are payable annually in advance in the amount of Eight Hundred and no/100ths Dollars ($800).

         (c) In the event of any "B Drawing" under the Letter of Credit, the Company shall, on the later of (x) the date of such Drawing, or (y) on the date the Trustee delivers the proceeds of the Drawing to the Remarketing Agent, deliver, or cause to be delivered (i) to the Trustee as security for the obligation of the Company to reimburse the Bank for the amount of such B Drawing and to be held by the Trustee under the Bond Pledge Agreement, Bonds pledged to the


                                      -5-
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Bank, in an aggregate principal amount equal to the amount of the B Drawing or funds, if any, from a remarketing of the Bonds or any combination thereof; and
(ii) to the Bank a sum equal to (x) a fee in the amount of Five Hundred Dollars ($500) for such Drawing.

         (d) (i) If not paid earlier, on the Termination Date, the Company shall pay to the Bank the full amount of principal and accrued interest, computed at the Bank's Interest Rate, for amounts drawn under the Letter of Credit as B Drawings for which the Bank has not been previously reimbursed. If the Termination Date occurs for reasons other than the passage of the Stated Expiration Date, all such indebtedness of the Company under this Reimbursement Agreement shall be immediately due and payable at the close of the Business Day on which the Termination Date occurs.

             (ii) The Company may, at any time after the Bank has honored a B Drawing and from time to time thereafter, prepay, without premium or penalty, its obligation to reimburse the Bank for the amounts of any B Drawings then outstanding, provided that (x) any such prepayment shall be accompanied by all accrued but unpaid interest to the date of prepayment on the amount being prepaid, computed at the Bank's Interest Rate, and (y) such prepayment (exclusive of interest) shall be in the amount of five thousand dollars ($5,000) or any whole multiple thereof. On the date of such prepayment, the Bank shall notify the Trustee to deliver to the Remarketing Agent, or at the Company's written direction, to the Company, Drawing Bonds in a principal amount equal to the principal amount so prepaid. Upon receipt of such prepayment, the obligation of the Company to reimburse the Bank for B Drawings under this Section 2(d) shall be appropriately reduced.

             (iii) Prior to the Termination Date, the Trustee may notify the Bank and the Company that Drawing Bonds pledged to the Bank have been remarketed, at par, and that it is delivering to the Bank the proceeds thereof, and upon receipt of such notice the Company shall deliver to the Bank the accrued but unpaid interest on the principal amount of the Drawing Bonds so remarketed, at the Bank Interest Rate. Upon notification that the Bonds have been remarketed and receipt by the Bank of the proceeds thereof, the Company's obligation to reimburse the Bank for such B Drawing shall be appropriately reduced.

             (iv) Monthly, on the first day of each month, and at the Termination Date, the Company shall pay to the Bank all accrued but unpaid interest, computed at the Bank Interest Rate, on the amounts of any B Drawings for which the Bank has not been reimbursed in full.

         (e) The Company hereby agrees to pay to the Bank

         (i) interest, payable on demand, on any and all amounts not paid by the Company when due under this Section of this Agreement from the date such amounts become due until payment in full, such interest at a fluctuating interest rate per annum (computed on the basis of a year of 360 days but calculated on the actual number of days outstanding) equal to two percent (2%) per annum in excess of the Prime Rate, changing when and as


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         said Prime Rate changes; provided, however, that this Section 2(e)(i)
         shall not apply to amounts due but not yet payable or amounts representing accrued interest under Section 2 (d) hereof;

         (ii) upon each transfer of the Letter of Credit in accordance with its terms and as a condition thereto, a fee in the amount of $1,000 plus such amount as shall be necessary to cover the costs and expenses of the Bank incurred in connection with such transfer;

         (iii)    intentionally left blank; and

         (iv) on demand, any and all reasonable expenses, to the extent permitted by law, incurred by the Bank in enforcing any of its rights under this Agreement.

         (f) (i) If any law or regulation or any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall impose, modify or deem applicable any reserve, special deposit, risk-based capital requirement or similar requirement which would impose on the Bank any additional costs (A) generally upon the issuance or maintenance of so called "stand-by" letters of credit by the Bank, or (B) specifically in respect of this Agreement or the Letter of Credit, and the result of such imposition of additional costs upon either clause (A) or (B) above shall be to increase the cost to the Bank of issuing or maintaining the Letter of Credit (which increase in cost shall be the result of the Bank's reasonable allocation of the aggregate of such cost increases resulting from such events), then, (x) within thirty (30) days of the Bank's obtaining knowledge of such change in law, regulations or interpretation thereof, the Bank shall so notify the Company, and (y) within sixty (60) days of receipt of such notice from the Bank, accompanied by a certificate as to such increased cost, the Company shall pay, computed as of the effective date of such change or interpretation, all additional amounts which are necessary to compensate the Bank for such increased cost incurred by the Bank. The certificate of Bank as to such increased costs shall show the manner of calculation and shall be conclusive (absent manifest error) as to the amount thereof. The provisions of this Section 2(f) shall also be applicable to other banks acquiring participations in the Letter of Credit draws to the extent of the interest acquired by such banks.

             (ii) If any such law, regulation, or change in law, regulation or interpretation shall eliminate, modify or deem inapplicable any such reserve, risk-based capital requirement, special deposit or similar requirement, the result of which is to relieve the Bank from any costs imposed on the date of this Agreement (or hereafter imposed as to which the Bank has charged the Company additional amounts pursuant to Section 2(f) (i) above) either (A) generally upon the issuance or maintenance of so called "stand-by" letters of credit by the Bank, or (B) specifically in respect of this Agreement or the Letter of Credit, and the result of such relief of costs shall be to decrease the cost to the Bank of issuing or maintaining the Letter of Credit, then, within thirty (30) days of the Bank's obtaining knowledge of such change in law, regulations or interpretation thereof, the Bank shall so notify the Company, accompanied by a certificate as to such decreased


                                      -7-
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costs, and shall pay to the Company, computed as of the effective date of such change or interpretation, such amounts as have been paid by the Company since the effective date of such change as are attributable to such decrease in cost.

             (iii) without limiting the generality of the foregoing, if:

         (a) at any time any governmental authority shall require National City Corporation or Bank, whether or not the requirement has the force of law, to maintain, as support for the subject commitment, capital in a specified minimum amount that either is not required or is greater than that required at the date of this Agreement, whether the requirement is implemented pursuant to the "risk-based capital guidelines" published at 54 F.R. 4168 and 54 F.R. 4186 or otherwise, and

         (b) as a result thereof the rate of return on capital of National City Corporation or Bank or both (taking into account their then policies as to capital adequacy and assuming full utilization of their capital) shall be directly or indirectly reduced by reason of any new or added capital thereby allocable to the subject commitment, then and in each such case the Company shall, on Bank's demand, pay Bank as an additional fee such amounts as will in Bank's reasonable opinion reimburse National City Corporation and Bank for any such reduced rate of return.

Each demand by Bank for payment pursuant to this section (f) shall be accompanied by a certificate setting forth the reason for the payment, the amount to be paid, and the computations and assumptions in determining the amount, which certificate shall be presumed to be correct in the absence of manifest error. In determining the amount of any such payment, Bank may use reasonable averaging and attribution methods. In the event of a demand pursuant to this section (f), the Company shall have the right to obtain an Alternate Letter of Credit. There shall be no charges from the Bank in connection with the obtaining of such Alternate Letter of Credit.

             (iv) If (A) at any time any governmental authority shall reduce any requirement in effect as of the date of this Agreement (or that may hereafter be imposed and as to which the Bank has required the Company to pay an additional fee under Section 2 (f) (iii) above) to maintain, as support for the subject commitment, capital in a specified amount, and (B) as a result thereof the rate of return on capital of National City Corporation or Bank or both (taking into account their then policies as to capital adequacy and assuming full utilization of their capital) shall be directly or indirectly increased by reason of any capital no longer allocable to the subject commitment, then and in each such case, the Bank shall reduce the Company's Commitment Fee by such amount as will maintain the rate of return to the Bank which is in effect as of the date of this Agreement, and shall reimburse the Company for any amount paid by the Company after the effective date of such governmental action, which is in excess of the amount necessary to provide the Bank with the rate of return to the Bank in effect on the date of this Agreement.


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         (g) Annually, on each May 1, the Company shall pay to the Bank a letter of credit maintenance fee equal to One Thousand Five Hundred and no/100ths Dollars ($1,500).

         (h) All payments by the Company to the Bank hereunder shall be made in lawful currency of the United States and in immediately available funds at the Bank's office at 23000 Millcreek Boulevard, Highland Hills, Ohio 44122.

         SECTION 3. LETTER OF CREDIT COMMITMENT OF BANK; CONDITIONS PRECEDENT TO THE ISSUANCE OF THE LETTER OF CREDIT.

         (a) AGREEMENT OF BANK. Subject to the terms and conditions of this Agreement, the Bank has issued its Letter of Credit in an aggregate amount, the "Stated Amount" which shall be Four Million Two Hundred Twenty Five Thousand Two Hundred Eighty and No/100ths Dollars ($4,225,280), of which (1) an amount not exceeding Four Million One Hundred Thousand and No/100ths Dollars ($4,100,000) (the "Principal Portion") may be drawn with respect to payment of the principal portion of the Bonds at their maturity, by acceleration or otherwise, or payment of the portion of redemption or "put" purchase price corresponding to the principal of the Bonds, and (2) an amount not exceeding One Hundred Twenty Five Thousand Two Hundred Eighty and no/100ths Dollars ($125,280) (the "Interest Portion") may be drawn upon with respect to the payment of accrued interest, or to the portion of redemption price corresponding to accrued interest on the Bonds equal to one hundred ten (110) days' interest (computed on the basis of a 360-day year) with respect to the Bonds (computed at the maximum rate of ten percent (10%) per annum) on or prior to their stated maturity date, all prior to 10:00 A.M. on the Business Day which is the Expiration Date. All payments on the Letter of Credit shall be made with the Bank's funds, and no such payments shall be made with funds furnished by the Company.

         (b) CONDITIONS PRECEDENT TO ISSUANCE OF LETTER OF CREDIT. It was a condition precedent to the issuance by the Bank of its Letter of Credit that

         (i) the Bank shall have received on or before the Date of Issuance the following, in form and substance satisfactory to Bank:

             (A) a copy of the Bond Legislation authorizing the execution, delivery and performance by the Issuer of the Transaction Documents to which it is or is to be a party, certified by the Director or other appropriate official of the Issuer (which certificate shall state that such Bond Legislation is in full force and effect on the Date of Issuance);

             (B) opinions of Squire, Sanders & Dempsey LLP, as Bond Counsel and as Company Counsel, in form and substance satisfactory to the Bank;

             (C) executed copies of the Indenture, the Bond Pledge Agreement, the Remarketing Agreement, the Mortgage, the Security Agreement, and the Bond Purchase Agreement in form and substance satisfactory to the Bank;

             (D) such other documents, instruments, approvals (and, if required by Bank, certified duplicates of executed copies thereof) and opinions as the Bank may reasonably request;

             (E) payment in full of the annual Commitment Fee due on the Date of Issuance pursuant to Section 2(a) hereof and any issuance fee, upfront commitment fee and documentation fee due pursuant to section 2(g) hereof;

             (F) certified copies of the Articles of Incorporation and Code of Regulations of the Company, as amended and as in effect on the Date of Issuance;

             (G) a certificate of insurance in an amount satisfactory to the Bank showing Bank as loss payee covering the Company's equipment.

         (ii) On the Date of Issuance:

             (A) the Transaction Documents, the Letter of Credit Documents and the insurance coverages shall be in full force and effect;

             (B) all conditions precedent to the issuance of the Bonds shall have occurred;

             (C) the Issuer shall have duly executed, issued and delivered the Bonds to the Trustee for authentication and delivery to the purchasers thereof.

         (iii) The following statements shall be true and correct on the Date of Issuance and the Bank shall have received a certificate signed by a duly authorized officer of the Company, dated the Date of Issuance, stating that:

             (A) the representations and warranties contained in Section 5 hereof are correct in all material respects on and as of the Date of Issuance as though made on and as of such date; and

             (B) no Event of Default has occurred and is continuing, or would result from the issuance of the Letter of Credit or the Company's execution of this Agreement.

         SECTION 4. OBLIGATIONS ABSOLUTE. The obligations of the Company under this Agreement shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the Letter of Credit, under all circumstances whatsoever, including without limitation the following circumstances:

         (a) any lack of validity or enforceability of any of the Transaction Documents or the Letter of Credit Documents, or any other document;

         (b) any amendment or waiver of or any consent to departure from all or any of the Transaction Documents;

         (c) the existence of any claim, set-off, defense or other rights which the Company or any other person may have at any time against the Trustee, or any successor trustee, any beneficiary or any transferee of the Letter of Credit (or any persons or entities for whom the Trustee, any such beneficiary or any such transferee may be acting), the Bank (other than the defense of payment to the Bank in accordance with the terms of this Agreement) or any other person or entity, whether in connection with this Agreement, the Transaction or Letter of Credit Documents or any unrelated transaction;

         (d) any statement or representation contained in any draft or certificate presented to the Bank, in connection with the request that the Bank issue the Letter of Credit, which proves to be untrue or inaccurate in any material respect whatsoever, or;

         (e) payment by the Bank under the Letter of Credit against presentation of a demand, sight draft or certificate which does not comply with the terms of the Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of the Bank.

         SECTION 5. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Bank as follows:

         (a) The Company is an Ohio corporation and is organized and existing and in good standing under the laws of the State of Ohio and is in good standing under the laws of the State of Ohio, qualified to transact business in the State of Florida and has all requisite power and authority to conduct its businesses, to own its properties and to execute and deliver, and to perform all of its obligations under this Agreement, the Letter of Credit Documents and the Transaction Documents to which it is or is to be a party.

         (b) The execution, delivery and performance by the Company of this Agreement, the Letter of Credit Documents and the Transaction Documents to which it is or is to be a party have been duly authorized by all necessary action and do not and will not (i) require any consent or approval of the Company which has not been obtained, (ii) to the best of the Company's knowledge, violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Company or of its Articles of Incorporation or Code of Regulations or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, loan or instrument to which the Company is a party or by which it or its properties may be bound or affected and which would have a material adverse effect on the Company. The Company, to the best of its knowledge, is not in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award and is not aware of any default under any such indenture, agreement, loan or instrument the effect of which default could be materially adverse to the Company or to the ability of the Company to perform its obligations hereunder.

         (c) To the best of the Company's knowledge, no authorization, consent, approval or license of, or filing or registration with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any specifically granted exemption from any of the foregoing which has not been obtained, is or will be necessary to the valid execution, delivery or performance by the Company of this Agreement or any of the Letter of Credit Documents or Transaction Documents to which it is or is to be a party, except building and accompanying permits relating to the Project not yet obtainable.

         (d) This Agreement, the Letter of Credit Documents and the Transaction Documents to which it is or is to be a party are legal, valid and binding obligations of the Company, enforceable against the Company and in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect from time to time relating to or affecting the enforcement of creditors' rights and by general principles of equity and public policy.

         (e) Except as previously disclosed in writing to the Bank, there are no actions or proceedings pending before any court, governmental agency or arbitrator against or directly involving the Company and, to the best of the Company's knowledge, there is no threatened action or proceeding affecting the Company or any of their properties before any court, governmental agency or arbitrator which, in any case, may materially adversely affect the financial condition or operations of the Company.

         SECTION 6. AFFIRMATIVE COVENANTS. So long as the Termination Date has not occurred or any amount is due and owing to the Bank hereunder, the Company will, unless the Bank shall otherwise consent in writing, which consent will not be unreasonably delayed or withheld:

         (a) PRESERVATION OF EXISTENCE, ETC. Preserve and maintain its existence as an Ohio corporation duly qualified to transact business in the States of Ohio and Florida and its rights, franchises and privileges under the laws of the States of Ohio and Florida.

         (b) COMPLIANCE WITH LAWS, ETC. Comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, non-compliance with which would materially adversely affect the ability of the Company to perform its obligations hereunder, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent compliance with any of the foregoing is then being contested in good faith and any reserves required by generally accepted accounting principles are being maintained in connection therewith.

         (c) VISITATION RIGHTS. At any reasonable time from time to time and as may be reasonably requested, permit the Bank or any agents or representatives thereof to visit the properties of, the Company with any of their respective officers and members; PROVIDED, that, Section 17 hereof notwithstanding, the reasonable costs and expenses incurred by the Bank or its agents or representatives in connection with any such examinations, copies, abstracts, visits or discussions occurring or made prior to the occurrence of an Event of Default shall be for the account and the expense of the Bank.

         (d) KEEPING OF BOOKS. Keep proper books of record and account, in which full and correct entries shall be made of financial transactions and the assets and business of the Company in accordance with generally accepted accounting principles consistently applied.

         (e) REPORTING REQUIREMENTS. Furnish to the Corporate Banking Division, in Cleveland, Ohio, of the Bank the following:

             (i) as soon as possible and in any event within fifteen (15) days after the Company learns of the occurrence of each Event of Default continuing on the date of such statement, a statement of the chief financial officer or appropriate individual designated by the Company (or in his absence, a principal financial officer) of the Company setting forth details of such Event of Default and the action which the Company proposes to take with respect thereto;

             (ii) financial statements as follows:

                  (A) Upon receipt by the Company but not later than ninety (90) days from the end of each fiscal year, audited financial statements of the Company for the fiscal year then ended and related statements of revenue and expenses and changes in financial position for the fiscal year then ended, all prepared in accordance with generally accepted accounting principles applied on a consistent basis with those used in the preparation of the financial statements as of the prior report, all audited by independent public accountants.

                  (B) Within forty five (45) days after the end of each fiscal quarter, internally generated financial statements of the Company, in form and substance satisfactory to the Bank, all prepared in accordance with generally accepted accounting principles, consistently applied and certified as true and correct by a principal financial officer or other appropriate officer.

                  (C) Such other financial information as to the Company as the Bank may, from time to time, reasonably require.

         (f) FIXED ASSETS Maintain all fixed assets at the Project Site in good working order and condition, ordinary wear and tear excepted.

         (g) The Company shall cause its principal financial officer, or in his absence another individual designated by the Company, to give Bank written notice within ten (10) days after knowledge thereof whenever

             (i) any litigation or proceeding shall be brought against the Company before any court or administrative agency, which, if successful, might have a material adverse effect on the Company, or

             (ii) he or she reasonably believes that any Event of Default under this Agreement or under any Funded Indebtedness has occurred or that any representation or warranty hereunder shall for any reason have ceased in any material respect to be true and complete.

         SECTION 7. NEGATIVE COVENANTS. So long as the Termination Date has not occurred or any amount is due and owing to the Bank hereunder, unless the Bank shall otherwise consent in writing, which consent shall not be unreasonably withheld, the Company agrees

         (a) not to enter into or consent to any amendment of the Transaction Documents.

         (b) not to suffer or permit its PRETAX INTEREST COVERAGE RATIO to be less than 2.5 TO 1.0, as measured quarterly on a four (4) quarter rolling basis. This covenant is WAIVED by the Bank for the periods through and including DECEMBER 31, 2004.

         (c) not to suffer or permit the ratio of its EBITDA to its INTEREST EXPENSE* to be less than 3.0 TO 1.0, as measured quarterly on a four (4) quarter rolling basis (Asset Impairment Charge not included).

         (d) not to suffer or permit its TANGIBLE NET WORTH to be less than the required minimum amount. The required minimum amount shall be $38,500,000, as measured by audited financial statements as of each fiscal year end, commencing with fiscal year end 2002, and increasing as of each fiscal year end thereafter by an amount equal to 50% of net income for such fiscal year (Asset Impairment Charge is included, but there shall be no adjustment for foreign currency gains/losses).

         (e) not to suffer or permit the ratio of its TANGIBLE NET WORTH to its TOTAL LIABILITIES to be less than 1.00 TO 1.00 at any time (Asset Impairment charge included, but there shall be no adjustment for balance sheet foreign currency translation gains/loses).

         (f) not to suffer or permit its CAPITAL EXPENDITURES in any fiscal year to exceed $5,000,000.

         (g) not to suffer or permit the payment of any dividends in any fiscal year in excesss of an amount equal to 50% of net income for that year less treasury shares purchased plus treasury shares sold.

         (h) not to suffer or permit the ratio of its CURRENT ASSETS to its CURRENT LIABILITIES to be less than 1.75 TO 1.00, as measured quarterly.

         *Whenever INTEREST EXPENSE is used herein, it shall mean NET INTEREST EXPENSE.

         SECTION 8. EVENTS OF DEFAULT. The occurrence of any of the following events shall be an "Event of Default" hereunder unless waived by the Bank:

         (a) the Company shall fail to pay when due any amount specified in paragraph (a), (b), (c) or (e) of Section 2 hereof and such amount shall remain unpaid for five (5) Business Days after receipt of written notice from Bank of such failure to pay; or

         (b) the Company shall fail to pay when due any amount specified in paragraphs (d) or (f) of Section 2 hereof or Sections 13 or 17 hereof, and such amount shall remain unpaid for five (5) Business days after receipt of written notice from the Bank of such failure to pay; or

         (c) any representation or warranty made by the Company pursuant to
         Section 5 hereof or in any certificate, financial or other statement furnished by the Company pursuant to this Agreement shall prove to have been incorrect in any material respect when made and would result in a material adverse change in the financial position of the Company, or the Company shall fail to perform or observe any term, covenant or agreement contained in Section 7 and such adverse change or failure to perform shall remain in effect for a period of thirty (30) days after written notice by the Bank to the Company; provided, that if the Company shall commence to remedy such failure within such 30 days and shall be proceeding with due diligence to remedy such failure, such period shall be extended to such period as shall be required to complete such remedy; or

         (d) the Company shall fail to perform or observe any other term, covenant or agreement contained herein or in the Letter of Credit Documents and any such failure which can be remedied shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Bank; provided, that if the Company shall commence to remedy such failure within such 30 days and shall be proceeding with due diligence to remedy such failure, such period shall be extended to such period as shall be required to complete such remedy; or

         (e) final uninsured judgment for the payment of money shall be rendered against the Company, in excess of fifty thousand dollars ($50,000), and such judgment shall remain unpaid or undischarged for a period of ninety (90) consecutive days during which execution shall not be effectively stayed;

         (f) the Company shall: (i) admit in writing its inability to pay its debts generally as they become due; (ii) have an order for relief entered in any case commenced by it under the federal bankruptcy laws, as now or hereafter in effect and such order for relief shall not have been rescinded within 90 days after being so entered; (iii) commence a proceeding under any federal or state bankruptcy, insolvency, reorganization or similar law, or have such a proceeding commenced against it and either have an order of insolvency or reorganization entered against it or have the proceeding remain undismissed and unstayed for ninety (90) days; (iv) make an assignment for the benefit of creditors; or (v) have a receiver or trustee appointed for it or for the whole or any substantial part of its property. The declaration of an Event of Default under this subsection and the exercise of remedies upon any such declaration shall be subject to any applicable limitations of federal bankruptcy law affecting or precluding such declaration or exercise during the pendency of or immediately following any bankruptcy, liquidation, or reorganization proceedings;

         (g) the occurrence of an "event of default" or an "Event of Default" under any of the Transaction Documents or the Letter of Credit Documents, subject to any applicable cure or grace periods contained therein;

         (h) the occurrence of an "event of default" by the Company under any other document or instrument for Funded Indebtedness as defined herein, in excess of $100,000 in the aggregate, which has not been cured as provided for therein.

         Upon the occurrence and continuation of an Event of Default hereunder, the Bank may, in its sole discretion, but shall not be obligated to (i) by notice to the Company and the Trustee, declare a default under this Agreement and direct the Trustee to accelerate payment of the Bonds and (ii) pursue any other remedy permitted to the Bank under this Agreement, the Letter of Credit Documents or the Transaction Documents or otherwise.

         SECTION 9. AMENDMENTS, ETC. No amendment, waiver, modification or release of any provision of this Agreement nor consent to any departure by the Company therefrom shall in any event be effective, irrespective of any course of dealing with any of the parties hereto, unless the same shall be in writing and signed by the Bank, and then such amendment, waiver, modification or release shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 10. ADDRESSES FOR NOTICES. All notices and other communications provided for hereunder shall be in writing and, if to the Company, mailed or delivered to it registered or certified mail, return receipt requested, addressed to it at Sifco Industries, Inc.,, 970 East 64th Street, Cleveland, Ohio 44103, Attention: Vice President - Finance or if to the Bank, mailed or delivered to it, addressed to it at National City Bank, 23000 Millcreek Boulevard, Highland Hills, Ohio 44122, Attention: International Department, Letter of Credit Section, with copies simultaneously to the attention of the Corporate Banking Division at 1900 East Ninth Street, Cleveland, Ohio 44114,
Attention: Terry Wolford, or such further address as shall be designated by such party in a written notice to the other party. All such notices and other communications may also be hand delivered.

         SECTION 11. NO WAIVER; REMEDIES. No failure on the part of the Bank or the Company to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         SECTION 12. COLLATERAL. The Company has granted to the Bank a lien on its personal property and fixtures. The Company has also caused its domestic subsidiaries, Sifco Custom Machining Company, a Minnesota corporation, and Sifco Holdings, Inc., a Delaware corporation (collectively, the "Domestic Guarantors"), to guarantee the Company's obligations to the Bank, pursuant to a Guaranty of Payment, secured by a blanket on the Accounts Receivable, Inventory, Equipment and General Intangibles of the Guarantors. The Company has also caused its foreign subsidiaries to guarantee the Company's obligations to the Bank pursuant to a Guaranty of Payment. THE COMPANY AND THE BANK FURTHER AGREE THAT AT THE TIME THAT THE COMPANY'S INTEREST COVERAGE RATIO EQUALS OR EXCEEDS 2.50 TO
1.00 ON A FOUR (4) QUARTER ROLLING BASIS, THE BANK SHALL RELEASE THE FOREGOING LIENS GRANTED TO THE BANK.

         SECTION 13. INDEMNIFICATION. To the extent permitted by law, the Company hereby indemnifies and holds harmless the Bank from and against any and all claims, damages, losses, liabilities, reasonable costs and expenses whatsoever (including reasonable attorney's fees) which the Bank may incur (or which may be claimed against the Bank by any person or entity whatsoever) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, the Letter of Credit; PROVIDED, that the Company shall not be required to indemnify the Bank, and the Bank hereby indemnifies and hold's harmless the Company, for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, directly caused by (a) the willful misconduct or negligence of the Bank, (b) the Bank's providing incorrect or misleading or allegedly incorrect or misleading information to the Underwriter for inclusion in the Offering Circular or omitting to provide information necessary to make the statements contained therein by the Bank not misleading, or (c) the Bank's wrongful failure to pay under the Letter of Credit after the actual physical presentation to it at the Letter of Credit Section of the International Division by the Trustee (or a successor trustee under the Indenture to whom the Letter of Credit has been transferred in accordance with its terms) of a draft and certificate strictly complying with the terms and conditions of the Letter of Credit. Nothing in this
Section 13 shall limit the Company's reimbursement obligation contained in paragraphs (b) and (d) of Section 2 hereof.

         SECTION 14. CONTINUING OBLIGATION. This Agreement is a continuing obligation and shall (a) be binding upon the Bank and the Company, their successors and assigns, and (b) inure to the benefit of and be enforceable by the Bank and the Company and its successors and, to the extent not limited herein, their assigns; PROVIDED, however, that the Company may not assign all or any part of this Agreement without the prior written consent of the Bank, which consent shall not be unreasonably withheld or unreasonably delayed. The Bank reserves the right to sell participations in the rights under this Agreement.

         SECTION 15. TRANSFER OF LETTER OF CREDIT; REDUCTION OR TERMINATION OF LETTER OF CREDIT COMMITMENT; REINSTATEMENT OF LETTER OF CREDIT AND RELATED MATTERS.

         (a) The Letter of Credit may be transferred in accordance with the provisions set forth therein.

         (b) If the aggregate principal amount of Bonds outstanding under the Indenture shall be reduced by reason of redemption and cancellation of the Bonds, the Bank shall reduce IN WHOLE OR IN PART, without penalty or premium, the Stated Amount of the Letter of Credit by an amount equal to the sum of the principal amount of Bonds redeemed and cancelled plus with respect to the Interest Portion an amount equivalent to one hundred ten (110) days' interest (computed on the basis of a 360 day year) on the corresponding principal amount of Bonds redeemed and cancelled (at an assumed maximum rate of ten percent (10%) per annum) upon receipt of the written certificate of the Trustee confirming the principal amount of the redeemed and cancelled Bonds. Except as provided in
Section 15(c), such partial reduction of the Stated Amount of the Letter of Credit shall be effective on the date specified in such notice and shall be in a minimum amount of five thousand dollars ($5,000) with respect to the unpaid principal amount of the Bonds plus interest.

         (c) It shall be a condition to any irrevocable partial reduction of the Stated Amount of the Letter of Credit pursuant to Section 15(b) hereof, that the Trustee either (i) surrender the out-standing Letter of Credit to the Bank with such written certificate referred to in said Section 15(b), and accept from the Bank a substitute irrevocable letter of credit in the form of Annex 1 hereto, dated such date, for a Stated Amount equal to the sum of the Principal Portion as reduced plus (x) an amount of Interest Portion equal to one hundred ten (110) days' interest (computed on the basis of a 360 day year) on such Principal Portion, computed at the assumed maximum rate of ten percent (10%) per annum (also less the amount of any drawing under the Letter of Credit which has not been reinstated under Section 15(d) hereof) but otherwise having terms identical to the then outstanding Letter of Credit or (ii) accept an amendment reflecting such reduction.

         (d) (i) Upon any B Drawing, the obligation of the Bank to honor demands for payment under the Letter of Credit will be reinstated to the amount available to be drawn immediately before such Drawing, (i) upon receipt of a written Certificate for a B Drawing, appropriately completed by the Trustee along with any funds, if any, held by the Trustee and (ii) upon remarketing of the Bonds by the Remarketing Agent.

             (ii) On the fifth day following the honoring of any A Drawing, the obligation of the Bank to honor demands for payment under the Letter of Credit for interest due on the outstanding Notes will be automatically reinstated to the full amount of the Interest Portion; provided that the Interest Portion of the Stated Amount of the Letter of Credit shall not be so reinstated if (A)(1) the Bank has not been reimbursed in full for such drawing or in full for a previous or subsequent drawing under the Letter of Credit (other than a B Drawing) or (2) an Event of Default hereunder shall have occurred and then be continuing and (B) the Bank shall have notified the Trustee in writing on or prior to the fifth day following the day on which such drawing was honored; such notice stating that the Interest Portion of the Stated Amount of the Letter of Credit shall not be reinstated. Failure of the Bank to deliver, within the time stated, notice by telephone and confirmed in writing that the amount has not been reinstated, shall be deemed to mean the amount drawn has been reinstated in full. Notwithstanding the Bank's delivery of a certificate providing that the reinstatement has not occurred, the Bank may thereafter present a new certificate reinstating the amount of such drawing as a part of the available Stated Amount.

         SECTION 16. LIABILITY OF THE BANK. The Company assumes all risks of the acts or omissions of the Trustee and any transferee of the Letter of Credit with respect to its use of the Letter of Credit or proceeds of any draw thereunder. Neither the Bank nor any of its officers or directors shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or its proceeds or for any acts or omissions of the Trustee and any transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, inaccuracy of any of the statements or representations contained in drafts or certificates relating to such Letter of Credit or of any indorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) intentionally left blank; or
(d) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except the Company shall have a claim against the Bank, and the Bank shall be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Company which were caused by (i) the Bank's willful misconduct or negligence in honoring a draft under the Letter of Credit, or (ii) the Bank's failure to pay under the Letter of Credit after the presentation to it by the Trustee (or a successor trustee under the Indenture to whom the Letter of Credit has been transferred in accordance with its terms) of a sight draft and certificate strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to be in order, and may assume the genuineness and rightfulness of any signature thereon, without responsibility for further investigation, regardless of any notice or information to the contrary; PROVIDED, that if the International Division, Letter of Credit Section of the Bank shall receive written notification from the Trustee and the Company that documents conforming to the terms of the Letter of Credit to be presented to the Bank are not to be honored, the Bank agrees that it will not honor such documents and the Company shall hold the Bank harmless from such failure to honor.

         SECTION 17. COSTS, EXPENSES AND TAXES. The Company shall pay any and all taxes and fees payable or determined to be payable, to governmental third parties in connection with the execution, delivery, filing and recording of this Agreement and such other documents which may be delivered in connection with this Agreement, and the issuance and sale of the Bonds and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees, PROVIDED, that the Bank agrees promptly to notify the Company of any such taxes and fees.

         SECTION 18. LETTER OF CREDIT EXTENSION. The Letter of Credit will expire on the earlier of (I) MAY 16, 2004, which is the Stated Expiration Date, or (ii) the Termination Date, determined as provided by the Letter of Credit. Upon the written request of the Company, which request shall be made on or about May 15th of a year, commencing May 15, 2002, to extend the Stated Expiration Date, the Bank may decide, in its sole discretion to extend the Stated Expiration Date for one year from the Stated Expiration Date then in effect; PROVIDED, HOWEVER, the Stated Expiration Date shall not be extended beyond May 16, 2013. The Bank shall notify the Company of its decision of whether the Stated Expiration Date shall be extended no later than July 15th of such year, provided that the failure of the Bank to deliver such notice, or to deliver any notice, shall mean the Bank has elected NOT to extend the Stated Expiration Date.

         If the Stated Expiration Date is extended, the terms and conditions hereof, unless the Bank and the Company otherwise agree in writing, and the terms and conditions of the Letter of Credit, unless the Bank, the Company and the Trustee may otherwise agree in writing, shall remain in full force and effect as if the extended Stated Expiration Date was the original Stated Expiration Date. If the Bank extends the Stated Expiration Date, it shall promptly notify the Trustee, and if the Trustee so requests, deliver to the Trustee, against simultaneous delivery by the Trustee to the Bank of the original Letter of Credit, a replacement Letter of Credit similar in all respects except the extended Stated Expiration Date, to the original Letter of Credit.

         SECTION 19. OBLIGATIONS OF BANK. The obligations of the Bank under the Letter of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of the Letter of Credit and this Agreement.

         The Company acknowledges that the interest rate to be paid on the Bonds is in part dependent upon the credit standing and rating of the Bank and National City Corporation. The Company further acknowledges that neither the Bank nor National City Corporation shall have any responsibility or liability to the Company for any action, failure to act, or any other reason whatsoever, which causes the interest on the Bonds to be paid at an increased rate or otherwise affects the marketability of the Bonds or the credit standing of the Company.

         SECTION 20. GOVERNING LAW. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Ohio.

         SECTION 21. HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

SECTION 22. ANTI-TYING CERTIFICATION. The extension of credit provided for herein is neither conditioned upon nor has the commitment fees or other fees been based upon the Company's agreement to purchase other products or services from Bank. Further, Bank has not offered such extension of credit or reduction of fees.

SECTION 23. CONTROL. The Bank does not control, either directly or indirectly through one or more intermediaries, the Company. Likewise, the Company does not control, either directly or indirectly through one or more intermediaries, the Bank. "Control" for this purpose has the meaning given to such term in section 2(a)(9) of the Investment Company Act of 1940. The Bank and the Company have both covenanted in this Reimbursement Agreement to provide written notice to the Trustee, the Remarketing Agent and the Bondholders thirty (30) days prior to the consummation of any transaction that would result in the Company controlling or being controlled by the Bank or any provider of a Substitute or Alternate Facility.

SECTION 24. AMORTIZATION. Unless waived by the Bank in writing, the Company shall optionally redeem Bonds in accordance with the schedule set forth on Annex 2 to this Agreement, as such Annex 2 may be amended, modified or supplemented from time to time.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE SIGNED THIS REIMBURSEMENT AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN.


NATIONAL CITY BANK                      SIFCO INDUSTRIES, INC.



By /s/ Terry Wolford                    By /s/ Frank A. Cappello
  -----------------------                 -----------------------------
  Terry Wolford                           Frank A. Cappello
  Vice President                          Vice President-Finance & CFO